July 9, 2013

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K dated July 9, 2013 of UCP Holdings, Inc. and have the following comments.

We are in agreement with the statements in the first paragraph insofar as they pertain to MartinelliMick PLLC. The Firm did not complete an audit of the fiscal year ended May 31, 2013. We have no basis to agree or disagree with the other statements in the first paragraph.

We have no basis to agree or disagree with the statement in the second paragraph.

/s/MartinelliMick PLLC

MartinelliMick PLLC